CombiMatrix Corporation Reports 2016 Fourth Quarter and Full Year

Financial and Operating Results

Achieves record quarterly reproductive health revenues and test volume, across-the-board increases in average revenue per test, expanded gross margin, significantly narrowed operating loss and record cash collections

Affirms outlook to reach positive cash flow from operations by the fourth quarter of 2017

Conference call begins today at 4:30 p.m. Eastern time

IRVINE, Calif. (February 22, 2017) – CombiMatrix Corporation (NASDAQ: CBMX), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, today reported financial results for the three and 12 months ended December 31, 2016, and provided a business update.

“I’m proud to report a strong finish to 2016 with substantial improvements in key financial and operating metrics as we continue to make progress toward our stated goal of sustained profitability,” said Mark McDonough, CombiMatrix President and CEO. “Total revenues for the quarter increased 32% year-over-year to $3.5 million, driven by record reproductive health test volume and revenues, and across-the-board increases in average revenue per test. We also benefitted from further improvement in gross margin, which expanded significantly from a year ago to 58.4%. Our cash collections reached $3.3 million in fourth quarter of 2016—another new record. These favorable results along with our ability to manage expenses led to a nearly $1 million improvement in quarterly operating loss from the prior-year period.

“Our strategy is to aggressively capitalize on the favorable market dynamics in reproductive health diagnostics, to build upon our market-leading position and create value for our shareholders,” Mr. McDonough added. “We have suspended our process with our strategic advisory firm Torreya Partners, while we continue to explore on our own strategic options including a range of potential M&A and business development opportunities. Our focus is on executing our business plan in 2017 and we expect continued growth in revenues and test volume through increased salesforce productivity, while maintaining a high level of cash reimbursement and prudent management of expenses. Our consistent business execution gives us confidence in reaching positive cash flow from operations by the fourth quarter of 2017.”

2016 Fourth Quarter Financial and Operating Highlights (all comparisons are with the fourth quarter of 2015)

●	Total revenues of $3.5 million, up 32%
●	Total test volume of 2,770, up 8%
●	Reproductive health revenues of $2.6 million, up 37%
●	Reproductive health test volume of 1,512, up 10%
●	Gross margin of 58.4%, up from 46.5%
●	Number of billable customers of 261, up 10%
●	Cash collections at 94% of total revenues to a record $3.3 million, up 41%

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	Volumes				Revenues (in 000’s)
	Q4 ’16	Q4 ’15	# Δ	% Δ	Q4 ’16	Q4 ’15	$ Δ	% Δ
Prenatal	293	228	65	29%	$438	$293	$145	49%
Miscarriage analysis	1,029	939	90	10%	1,863	1,363	500	37%
PGS	190	202	(12)	(6%)	278	222	56	25%
Subtotal - reproductive health	1,512	1,369	143	10%	2,579	1,878	701	37%
Pediatric	520	493	27	5%	646	535	111	21%
Subtotal	2,032	1,862	170	9%	3,225	2,413	812	34%
FISH and karyotyping	738	701	37	5%	281	236	45	19%
Total - all tests	2,770	2,563	207	8%	3,506	2,649	857	32%
Royalties					36	35	1	3%
Total revenues					$3,542	$2,684	$858	32%

	Volumes				Revenues (in 000’s)
	YTD ’16	YTD ’15	# Δ	% Δ	YTD ’16	YTD ’15	$ Δ	% Δ
Prenatal	1,153	1,164	(11)	(1%)	$1,640	$1,508	$132	9%
Miscarriage analysis	3,915	3,603	312	9%	6,564	4,830	1,734	36%
PGS	756	359	397	111%	1,038	410	628	153%
Subtotal - reproductive health	5,824	5,126	698	14%	9,242	6,748	2,494	37%
Pediatric	1,974	2,050	(76)	(4%)	2,292	2,222	70	3%
Subtotal	7,798	7,176	622	9%	11,534	8,970	2,564	29%
FISH and karyotyping	3,235	2,826	409	14%	1,162	971	191	20%
Total - all tests	11,033	10,002	1,031	10%	12,696	9,941	2,755	28%
Royalties					173	147	26	18%
Total revenues					$12,869	$10,088	$2,781	28%

Financial Results

Three Months Ended December 31, 2016 and 2015

Total revenues for the fourth quarter of 2016 increased 32% to $3.5 million from $2.7 million for the fourth quarter of 2015. Reproductive health diagnostic test revenues, which include prenatal microarrays, miscarriage analysis and preimplantation genetic screening (PGS), increased 37% to $2.6 million and test volume increased 10% to 1,512. Revenue growth for the fourth quarter of 2016 was driven primarily by higher test volume for reproductive health diagnostics, higher average revenue per test, particularly for miscarriage analysis and PGS tests, and an increase in the number of billable customers, which reached 261 during the fourth quarter of 2016 from 243 in the prior-year period.

Total operating expenses were $4.1 million for the fourth quarter of 2016 compared with $4.2 million for the prior-year period. The decrease was due primarily to lower sales and marketing expenses, partially offset by higher general and administrative expenses due to executive bonus and employee retention accruals as well as higher cost of services as a result of higher test volume. Gross margin for the fourth quarter of 2016 improved to 58.4% from 46.5% for fourth quarter of 2015.

The net loss attributable to common stockholders for the fourth quarter of 2016 was $558,000, or $0.22 per share, compared with a net loss attributable to common stockholders for the fourth quarter of 2015 of $1.7 million, or $2.02 per share, an improvement of $1.1 million.

12 Months Ended December 31, 2016 and 2015

Total revenues for 2016 increased 28% to $12.9 million from $10.1 million in 2015. Total revenues for 2016 included $12.7 million in diagnostic services revenues and $173,000 in royalty revenues.

Operating expenses for 2016 were $17.0 million compared with $16.6 million for the prior year, with the increase mainly due to higher general and administrative expenses and higher cost of services resulting from increased testing volumes, partially offset by lower sales and marketing expenses. Gross margin improved to 54.4% in 2016 from 45.2% in 2015.

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The net loss attributable to common stockholders for 2016 was $5.8 million, or $3.27 per share, compared with $7.7 million, or $9.22 per share, in 2015. The net loss attributable to common stockholders in 2016 reflected one-time, non-cash charges of $1.9 million related to deemed dividends from the issuance of Series F convertible preferred stock and warrants in the $8.0 million public offering that closed on March 24, 2016. This increase was partially offset by the reversal of the $890,000 Series E deemed dividend originally recognized in 2015 from the repurchase of those securities upon the closing of the Series F public offering, partially reduced by the $656,000 deemed dividend paid to the Series E investors in February of 2016.

The Company reported $3.7 million in cash, cash equivalents and short-term investments as of December 31, 2016, compared with $3.9 million as of December 31, 2015. The Company used $539,000 and $3.9 million in cash to fund operating activities during the fourth quarter and year ended December 31, 2016, respectively, compared with $1.5 million and $5.7 million used to fund operating activities during the comparable 2015 periods, respectively. The significant decreases in net cash used to fund operating activities for the 2016 periods resulted primarily from improved cash reimbursement of $3.3 million and $11.8 million for the three and 12 months ended December 31, 2016, respectively, compared with $2.3 million and $9.3 million for the three and 12 months ended December 31, 2015, respectively.

Conference Call and Webcast

CombiMatrix will hold an investment-community conference call and audio webcast today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and answer questions. The conference call dial-in numbers are (866) 634-2258 for domestic callers and (330) 863-3454 for international callers. A live webcast of the call will be available at http://investor.combimatrix.com/events.cfm.

A recording of the call will be available for seven days beginning approximately two hours after the completion of the call by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, and entering passcode 65848323. The webcast of the call will be archived for 30 days on the Company’s website at http://investor.combimatrix.com/events.cfm.

About CombiMatrix Corporation

CombiMatrix Corporation provides best-in-class molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, prenatal diagnosis, miscarriage analysis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. Our testing focuses on advanced technologies, including single nucleotide polymorphism (“SNP”) chromosomal microarray analysis (“CMA”), next generation sequencing (“NGS”), fluorescent in situ hybridization (“FISH”) and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “outlook,” “reach,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations, including projected cash flow-positive operating results, management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to grow revenue and improve gross margin; delays in achieving cash flow-positive operating results; the risk that operating expenses are not reduced or increase; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover our tests or to reduce the amounts they are willing to pay for our tests; the risk that we will not be able to grow our business as quickly as we need to; the inability to raise capital; the loss of members of our sales force; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

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COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2016	2015	2016	2015
Revenues:
Diagnostic services	$3,506	$2,649	$12,696	$9,941
Royalties	36	35	173	147
Total revenues	3,542	2,684	12,869	10,088
Operating expenses:
Cost of services	1,460	1,416	5,787	5,444
Research and development	113	114	493	466
Sales and marketing	1,037	1,321	4,569	4,979
General and administrative	1,451	1,328	6,013	5,540
Patent amortization and royalties	25	25	100	100
Impairment of cost-basis investment	-	-	-	97
Total operating expenses	4,086	4,204	16,962	16,626
Operating loss	(544)	(1,520)	(4,093)	(6,538)
Other income (expenses):
Interest income	3	3	22	16
Interest expense	(17)	(20)	(69)	(79)
Total other income (expense)	(14)	(17)	(47)	(63)
Net loss	$(558)	$(1,537)	$(4,140)	$(6,601)

Deemed dividend from issuing Series F
convertible preferred stock and warrants	$-	$-	$(1,877)	$-
Deemed dividend paid for right to repurchase
Series E convertible preferred stock	-	-	(656)	-
Deemed dividend from issuing and modifying Series E
convertible preferred stock and warrants	-	(168)	890	(1,058)
Net loss attributable to common stockholders	$(558)	$(1,705)	$(5,783)	$(7,659)

Basic and diluted net loss per share	$(0.22)	$(1.82)	$(2.34)	$(7.95)
Deemed dividend from issuing Series F
convertible preferred stock and warrants	-	-	(1.06)	-
Deemed dividend paid for right to repurchase
Series E convertible preferred stock	-	-	(0.37)	-
Deemed dividend from issuing and modifying Series E
convertible preferred stock and warrants	-	(0.20)	0.50	(1.27)
Basic and diluted net loss per share attributable
to common stockholders	$(0.22)	$(2.02)	$(3.27)	$(9.22)

Basic and diluted weighted average
common shares outstanding	2,558,552	845,395	1,768,090	830,835

CONSOLIDATED BALANCE SHEET INFORMATION:

	December 31,	December 31,
	2016	2015
Total cash, cash equivalents and short-term investments	$3,727	$3,901
Total assets	8,478	7,922
Total liabilities	1,984	2,066
Total stockholders’ equity	6,494	5,856

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